Exhibit 99.1

IMAX CORPORATION

IMAX CORPORATION

2525 Speakman Drive

Mississauga, Ontario, Canada L5K 1B1

Tel: (905) 403-6500 Fax: (905) 403-6450

www.imax.com

IMAX CORPORATION REPORTS SECOND QUARTER 2012 FINANCIAL RESULTS

HIGHLIGHTS

-	Q2 2012 Revenues Increased 23% to $70.2 million

-	Q2 2012 Adjusted Net Income Increased 206% to $14.1 million

-	New Theatre Signings Momentum Leads to Increase in 2012 Scheduled Installations

NEW YORK, NY — July 26, 2012 — IMAX Corporation (NYSE:IMAX; TSX:IMX) today reported second quarter 2012 revenues of $70.2 million, adjusted EBITDA as calculated in accordance with the Company’s Credit Facility of $29.0 million, adjusted net income of $14.1 million, or $0.21 per diluted share, and reported net income of $11.1 million, or $0.16 per diluted share. For reconciliations of adjusted net income to reported net income and for the definition of adjusted EBITDA, please see the tables at the end of this press release.

“Our second quarter financial results reflect growth in recurring revenues and gross margin, driven by the power and scale of our global network and the solid performance of a portfolio of films,” said IMAX Chief Executive Officer Richard L. Gelfond. “In addition to our healthy box office results and our expanding network, during the quarter we signed deals for 40 IMAX® theatre systems, our backlog rose sequentially and our pipeline for future theatre deals remains robust. We believe the fundamentals of our business are fueling our earnings growth and positioning us for success over the long term.”

Network Growth Update

In the second quarter of 2012, the Company signed contracts for 40 theatre systems and installed 20 theatre systems. Based on the number of recent theatre signings, the Company has increased its 2012 installations scheduled only from current backlog to approximately 110 new theatres, from its previous outlook of 95 to 100 new theatres from backlog. In addition, the Company may sign agreements for new theatres that install within that same year. The Company cautions that installations can slip from period to period, usually for reasons beyond its control.

There were 280 theatre systems in backlog as of June 30, 2012, compared to 261 systems in backlog as of March 31, 2012 and 294 systems in backlog as of June 30, 2011. For a breakdown of system signings, installations and backlog by type, please see the end of this press release.

Second Quarter Segment Results

Second quarter 2012 total film revenue was $26.5 million, compared to $18.7 million in the second quarter of 2011. Production and IMAX DMR® revenues were $19.7 million in the second quarter of 2012, versus $12.4 million in the year-ago period. Gross box office from DMR titles was $173.5 million in the second quarter of 2012, compared to $107.7 million in the second quarter of 2011. The average DMR box office per screen in the second quarter of 2012 was $341,900, compared to $315,700 in the second quarter of 2011.

“Differentiation continues to be a key focus of our film strategy in 2012 and beyond,” added Mr. Gelfond. “Several recent titles have featured various elements of IMAX differentiation, including Prometheus and The Amazing Spider-Man. The highlight of our third quarter, Christopher Nolan’s The Dark Knight Rises, includes a record of over 70-plus minutes of IMAX footage. We believe that the success of this film will drive longer term benefits to our business like continued theatre signings momentum and interest in IMAX differentiation among filmmakers. In 2013, we will achieve an exciting milestone with the release of two movies featuring sequences filmed with IMAX cameras, Paramount Pictures’ sequel to Star Trek and Lionsgate’s Catching Fire, the second installment of The Hunger Games series.”

In the second quarter of 2012, revenue from joint revenue sharing arrangements was $15.6 million, compared to $8.3 million in the prior-year period. During the quarter, the Company installed 9 new theatres under joint revenue sharing arrangements, compared to 23 in the year-ago period. As of June 30, 2012, there were 274 IMAX theatres operating under joint revenue sharing arrangements, compared to 204 joint revenue sharing theatres open as of June 30, 2011.

In the second quarter of 2012, IMAX systems revenue was $18.0 million, compared to $20.5 million in the second quarter of 2011, primarily reflecting the installation of 11 full, new theatre systems in the most recent second quarter, compared to a total of 18 systems installed in the second quarter of 2011, which included 11 full, new systems, one used system and six digital system upgrades.

Mr. Gelfond concluded, “Global demand for The IMAX Experience® is as strong as ever, as evidenced by our box office performance, our upcoming lineup of films and a robust pipeline of theatre deals. We are still in the early stages of our network expansion, having recently increased the estimated number of worldwide IMAX zones by 10% to 1,700 theatres. While we continue to grow at a rapid pace, we are also reinvesting in our brand and technology to even further differentiate the IMAX platform, solidifying our position as the premier global blockbuster entertainment platform.”

Second quarter 2012 total revenues were $70.2 million, adjusted EBITDA was $29.0 million, adjusted net income was $14.1 million, or $0.21 per diluted share, and reported net income was $11.1 million, or $0.16 per diluted share. For the second quarter of 2011, total revenues were $57.2 million, adjusted net income was $4.6 million, or $0.07 per diluted share, reported net income was $1.8 million, or $0.03 per diluted share, and adjusted EBITDA was $16.2 million.

For the six months ended June 30, 2012, total revenues were $125.8 million, adjusted EBITDA was $45.5 million, adjusted net income was $18.1 million, or $0.27 per diluted share, and reported net income was $13.7 million, or $0.20 per diluted share. For the six months ended June 30, 2011, total revenues were $102.4 million, adjusted EBITDA was $25.2 million, adjusted net income was $7.1 million, or $0.10 per diluted share, and reported net income was $0.8 million, or $0.01 per diluted share.

Adjusted Net Income and Adjusted Earnings Per Diluted Share Calculation — Beginning Quarter Ended September 30, 2012:

Beginning in the third quarter of 2012, the Company intends to adopt a revised definition of “Adjusted Net Income” and “Adjusted Earnings Per Diluted Share” to exclude all stock-based compensation and one-time items. In addition, Adjusted Net Income and Adjusted Earnings Per Diluted Share will be fully tax-affected. The Company believes that this revised definition should provide for a more straightforward and conventional calculation of adjusted earnings.

Conference Call

The Company will host a conference call today at 8:30 AM ET to discuss its second quarter 2012 financial results. To access the call via telephone, interested parties should dial (866) 321-6651 approximately 5 to 10 minutes before it begins. International callers should dial (416) 642-5212. The participant passcode for the call is 5745205. This call is also being webcast by Thomson Financial and can be accessed on the ‘Investor Relations’ section of www.imax.com. A replay of the call will be available via webcast on the ‘Investor Relations’ section of www.imax.com or via telephone by dialing (888) 203-1112, or (647) 436-0148 for international callers. The participant passcode for the telephone replay is 5745205.

About IMAX Corporation

IMAX Corporation is one of the world’s leading entertainment and technology companies, specializing in the creation and delivery of premium, awe-inspiring entertainment experiences. With a growing suite of cutting-edge motion picture and sound technologies, and a globally recognized entertainment brand, IMAX is singularly situated at the convergence of the entertainment industry, innovation and the digital media world. The industry’s top filmmakers and studios are utilizing IMAX theatres to connect with audiences in extraordinary ways, and as such, the IMAX network is among the most important and successful theatrical distribution platforms for major event films around the globe. The Company’s new digital projection and sound systems — combined with a growing blockbuster film slate — are fueling the rapid expansion of the IMAX network in established markets such as North America, Western Europe, and Japan, as well as emerging markets such as China and Russia. IMAX deliver the world’s best cinematic presentations using proprietary IMAX®, IMAX 3D®, and IMAX DMR® (Digital Re-Mastering) technologies. IMAX DMR enables virtually any motion picture to be transformed into the unparalleled image and sound quality of The IMAX Experience®.

IMAX is headquartered in New York, Toronto and Los Angeles, with offices in London, Tokyo, Shanghai and Beijing. As of June 30, 2012, there were 663 IMAX theatres (529 commercial multiplex, 20 commercial destination and 114 institutional) in 52 countries.

IMAX®, IMAX® 3D, IMAX DMR®, Experience It In IMAX®, An IMAX 3D Experience®, The IMAX Experience® and IMAX Is Believing® are trademarks of IMAX Corporation. More information about the Company can be found at www.imax.com. You may also connect with IMAX on Facebook (www.facebook.com/imax), Twitter (www.twitter.com/imax) and YouTube (www.youtube.com/imaxmovies).

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This press release contains forward looking statements that are based on IMAX management’s assumptions and existing information and involve certain risks and uncertainties which could cause actual results to differ materially from future results expressed or implied by such forward looking statements. Important factors that could affect these statements include, but are not limited to, general economic, market or business conditions, including the length and severity of the current economic downturn, the performance of IMAX DMR films, the opportunities that may be presented to and pursued by IMAX, competitive actions by other companies, conditions in the in-home and out-of home entertainment industries, the signing of theatre system agreements, changes in law or regulations, conditions, changes and developments in the commercial exhibition industry, the failure to respond to changes and advancements in digital technology, the failure to convert theatre system backlog into revenue, new business initiatives, investments and operations in foreign jurisdictions and any future international expansion, the inability to protect IMAX’s intellectual property foreign currency fluctuations and IMAX’s prior restatements and the related litigation. These factors and other risks and uncertainties are discussed in IMAX’s most recent Annual Report on Form 10-K and most recent Quarterly Reports on Form 10-Q.

For additional information please contact:

Investors:

IMAX Corporation, New York

Heather Anthony/Blaire Lomasky

212-821-0100

hanthony@imax.com

blomasky@imax.com

Business Media:

Sloane & Company, New York

Whit Clay

212-446-1864

wclay@sloanepr.com

Media:

IMAX Corporation, New York

Ann Sommerlath

212-821-0155

asommerlath@imax.com

Entertainment Media:

Principal Communications Group, Los Angeles

Melissa Zuckerman/Paul Pflug

323-658-1555

melissa@pcommgroup.com

paul@pcommgroup.com

Additional Information

2012 DMR Films Announced to Date

To date, IMAX has announced 25 DMR titles that will be released in the IMAX theatre network in 2012. The Company expects the total number of titles in 2012 to be similar to that in 2011. Films to run throughout the remainder of 2012 include:

•	The Amazing Spider-Man: An IMAX 3D Experience (Sony, July 2012);

•	The Dark Knight Rises: The IMAX Experience (WB, July 2012);

•	Total Recall: The IMAX Experience (Sony, August 2012, late-breaking select international markets only);

•	The Bourne Legacy: The IMAX Experience (Universal, August 2012, late-breaking select international markets only);

•	Resident Evil: Retribution: An IMAX 3D Experience (Sony, September 2012);

•	Frankenweenie: An IMAX 3D Experience (Disney, October 2012);

•	Skyfall: The IMAX Experience (Sony, November 2012);

•	Remembering 1942: The IMAX Experience (Huayi Brothers, November 2012, Asia only);

•	CZ12: The IMAX Experience (JCE Entertainment Ltd., Huayi Brothers & Emperor Motion Pictures, December 2012, Asia only); and

•	The Hobbit: An Unexpected Journey: An IMAX 3D Experience (WB, December 2012).

2013 DMR Films Announced to Date

To date, IMAX has announced 7 titles to be released in 2013.

•	Jack the Giant Killer: An IMAX 3D Experience (WB, March 2013);

•	The Sequel to Star Trek: An IMAX 3D Experience (Paramount, May 2013);

•	Man of Steel: The IMAX Experience (WB, June 2013);

•	Gravity: An IMAX 3D Experience (WB, September 2013);

•	Stalingrad: An IMAX 3D Experience (AR Films, October 2013, Russia and the CIS only);

•	The Hunger Games: Catching Fire: The IMAX Experience (Lionsgate, November 2013); and

•	The Hobbit: There and Back Again: An IMAX 3D Experience (WB, December 2013).

The Company remains in discussions with virtually every major studio regarding future titles. For periodic box office updates, please visit the corporate news section of www.imax.com.

Theatre System Signings

In the second quarter of 2012, the Company signed contracts for 38 new theatre systems (28 under joint revenue sharing arrangements and 10 under sales and sales-type lease arrangements) and 2 digital upgrades, for a total of 40 theatre system signings. In the second quarter of 2011, the Company signed contracts for 39 new theatre systems (26 under joint revenue sharing arrangements and 13 under sales and sales-type lease arrangements) and 13 digital and other upgrades, for a total of 52 theatre system signings.

Through the first six months of 2012, the Company has signed contracts for 61 new theatre systems (33 under joint revenue sharing arrangements and 28 under sales and sales-type lease arrangements) and 2 digital upgrades, for a total of 63 theatre system signings. Through the first six months of 2011, the Company signed contracts for 138 new theatre systems (102 under joint revenue sharing arrangements and 36 under sales and sales-type lease arrangements) and 15 digital upgrades, for a total of 153 theatre system signings.

Theatre System Installations

In the second quarter of 2012, the Company installed 20 new theatre systems (9 under joint revenue sharing arrangements and 11 under sales and sales-type lease arrangements). In the second quarter of 2011, the Company installed 34 new theatre systems (23 under joint revenue sharing arrangements and 11 under sales and sales-type lease arrangements), 1 used system under a sales and sales-type lease arrangement and 6 digital upgrades, for a total of 41 theatre system installations.

Through the first six months of 2012, the Company installed 36 new theatre systems (17 under joint revenue sharing arrangements and 19 under sales and sales-type lease arrangements) and 10 upgrades (9 digital), for a total of 46 theatre system installations. Through the first six months of 2011, the Company installed 56 new theatre systems (33 systems under joint revenue arrangements and 23 sales and sales-type lease systems) and 28 digital upgrades, for a total of 84 theatre system installations.

Theatre System Backlog

As of June 30, 2012, the Company’s theatre backlog consisted of 280 theatre systems (135 under joint revenue sharing arrangements and 145 under sales and sales-type lease arrangements, one of which was a system designated for a digital upgrade). As of June 30, 2011, the Company’s theatre backlog consisted of 294 systems (128 under joint revenue sharing arrangements and 166 under sales and sales-type lease arrangements, 12 of which were systems designated for digital upgrades).

IMAX CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

In accordance with United States Generally Accepted Accounting Principles

(In thousands of U.S. dollars, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenues
Equipment and product sales	$17,050	$19,750	$31,429	$39,981
Services	34,929	26,993	61,996	45,267
Rentals	16,429	9,015	28,899	14,066
Finance income	1,802	1,474	3,482	2,828
Other	—	—	—	250

	70,210	57,232	125,806	102,392

Costs and expenses applicable to revenues
Equipment and product sales	7,980	9,661	17,075	20,512
Services	18,651	17,525	34,271	28,902
Rentals	4,746	3,744	8,766	6,010
Other	—	—	—	20

	31,377	30,930	60,112	55,444

Gross margin	38,833	26,302	65,694	46,948
Selling, general and administrative expenses (including share-based compensation expense of $3.7 million and $7.5 million for the three and six months ended June 30, 2011, respectively (2011 — expense of $4.6 million and $8.5 million, respectively))	20,325	19,470	39,387	36,338
Provision for arbitration award	—	—	—	2,055
Research and development	2,465	2,117	5,095	3,985
Amortization of intangibles	190	116	366	228
Receivable provisions, net of recoveries	137	151	588	359
Impairment of available-for-sale investment	150	—	150	—

Income from operations	15,566	4,448	20,108	3,983
Interest income	27	13	51	31
Interest expense	(476)	(551)	(1,002)	(994)

Income from continuing operations before income taxes	15,117	3,910	19,157	3,020
Provision for income taxes	(3,792)	(1,634)	(4,785)	(1,325)
Loss from equity-accounted investments	(245)	(451)	(704)	(873)

Net income	$11,080	$1,825	$13,668	$822

Net income per share — basic & diluted:
Net income per share — basic	$0.17	$0.03	$0.21	$0.01

Net income per share — diluted	$0.16	$0.03	$0.20	$0.01

Weighted average number of shares outstanding (000’s):
Basic	65,822	64,376	65,612	64,282
Fully Diluted	68,374	68,699	68,190	68,378
Additional Disclosure:
Depreciation and amortization(1)	$9,200	$6,936	$16,666	$12,183

(1)	Includes less than $0.1 million and $0.1 million of amortization of deferred financing costs charged to interest expense for the three and six months ended June 30, 2012, respectively (June 30, 2011 — $0.2 million and $0.3 million, respectively).

IMAX CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

In accordance with United States Generally Accepted Accounting Principles

(in thousands of U.S. dollars)

	As at June 30, 2012	As at December 31, 2011
	(unaudited)
Assets
Cash and cash equivalents	$23,580	$18,138
Accounts receivable, net of allowance for doubtful accounts of $2,358 (December 31, 2011 — $1,840)	47,124	46,659
Financing receivables	88,191	86,714
Inventories	19,647	19,747
Prepaid expenses	6,407	3,126
Film assets	6,001	2,388
Property, plant and equipment	107,459	101,253
Other assets	14,736	14,238
Deferred income taxes	46,193	50,033
Goodwill	39,027	39,027
Other intangible assets	27,111	24,913

Total assets	$425,476	$406,236

Liabilities
Bank indebtedness	$55,000	$55,083
Accounts payable	20,001	28,985
Accrued and other liabilities	51,540	54,803
Deferred revenue	79,688	74,458

Total liabilities	206,229	213,329

Commitments, contingencies and guarantees

Shareholders’ equity
Capital stock, common shares — no par value. Authorized — unlimited number. Issued and outstanding — 65,892,986 (December 31, 2011 — 65,052,740)	308,953	303,395
Other equity	23,783	17,510
Deficit	(111,998)	(125,666)
Accumulated other comprehensive loss	(1,491)	(2,332)

Total shareholders’ equity	219,247	192,907

Total liabilities and shareholders’ equity	$425,476	$406,236

IMAX CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

In accordance with United States Generally Accepted Accounting Principles

(In thousands of U.S. dollars)

(Unaudited)

	Six Months Ended June 30,
	2012	2011
Cash provided by (used in):
Operating Activities
Net income	$13,668	$822
Adjustments to reconcile net income to cash from operations:
Depreciation and amortization	16,666	12,183
Write-downs, net of recoveries	919	370
Change in deferred income taxes	3,665	1,104
Stock and other non-cash compensation	7,850	8,944
Provision for arbitration award	—	2,055
Unrealized foreign currency exchange gain	(720)	(97)
Loss from equity-accounted investments	704	873
Gain on non-cash contribution to equity-accounted investees	—	(404)
Investment in film assets	(11,141)	(6,288)
Changes in other non-cash operating assets and liabilities	(11,769)	(30,002)

Net cash provided by (used in) operating activities	19,842	(10,440)

Investing Activities
Purchase of property, plant and equipment	(1,775)	(2,227)
Investment in joint revenue sharing equipment	(13,024)	(14,886)
Investment in new business ventures	(381)	(760)
Acquisition of other intangible assets	(4,223)	(504)

Net cash used in investing activities	(19,403)	(18,377)

Financing Activities
Increase in bank indebtedness	9,917	49,583
Repayment of bank indebtedness	(10,000)	(32,500)
Credit facility amendment fees paid	—	(259)
Common shares issued — stock options exercised	5,039	5,095

Net cash provided by financing activities	4,956	21,919

Effects of exchange rate changes on cash	47	(260)

Increase (decrease) in cash and cash equivalents during the period	5,442	(7,158)

Cash and cash equivalents, beginning of period	18,138	30,390

Cash and cash equivalents, end of period	$23,580	$23,232

IMAX CORPORATION

SELECTED FINANCIAL DATA

In accordance with United States Generally Accepted Accounting Principles

(in thousands of U.S. dollars)

The Company has seven reportable segments identified by category of product sold or service provided: IMAX systems; theater system maintenance; joint revenue sharing arrangements; film production and IMAX DMR; film distribution; film post-production; and other. The IMAX systems segment is comprised of the design, manufacture, sale or lease IMAX theater projection system equipment. The theater system maintenance segment consists of the maintenance of IMAX theater projection system equipment in the IMAX theater network. The joint revenue sharing arrangements segment is comprised of the installation IMAX theater projection system equipment to an exhibitor in exchange for a certain percentage of box-office receipts, concession revenue and in some cases a small upfront or initial payment. The film production and IMAX DMR segment is comprised of the production of films and performance of film re-mastering services. The film distribution segment includes the distribution of films for which the Company has distribution rights. The film post-production segment includes the provision of film post-production and film print services. The other segment includes certain IMAX theaters that the Company owns and operates, camera rentals and other miscellaneous items.

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenue
IMAX systems
Sales and sales-type leases	$14,948	$17,857	$27,814	$37,165
Ongoing rent, fees, and finance income	3,099	2,613	5,891	5,564

	18,047	20,470	33,705	42,729

Theater system maintenance	6,989	6,127	13,836	11,922

Joint revenue sharing arrangements	15,593	8,347	27,291	12,387

Films
Production and IMAX DMR	19,744	12,422	33,582	19,680
Distribution	4,725	5,275	7,863	7,892
Post-production	2,055	1,039	4,132	2,663

	26,524	18,736	45,577	30,235

Other	3,057	3,552	5,397	5,119

Total	$70,210	$57,232	$125,806	$102,392

Gross margins
IMAX systems(1)
Sales and sales-type leases	$8,034	$8,892	$12,684	$17,834
Ongoing rent, fees, and finance income	3,073	2,548	5,835	5,341

	11,107	11,440	18,519	23,175

Theater system maintenance	2,568	2,381	5,294	4,968

Joint revenue sharing arrangements(1)	11,117	4,881	19,054	7,059

Films
Production and IMAX DMR(1)	12,358	6,461	20,288	9,220
Distribution(1)	837	487	1,546	1,113
Post-production	666	307	1,270	1,996

	13,861	7,255	23,104	12,329

Other	180	345	(277)	(583)

Total	$38,833	$26,302	$65,694	$46,948

(1)	IMAX systems include commission costs of $0.5 million and $1.2 million for the three and six months ended June 30, 2012, respectively (2011 — $0.1 million and $0.8 million, respectively). Joint revenue sharing arrangements segment margins include advertising, marketing and commission costs of $0.7 million and $1.0 million for the three and six months ended June 30, 2012, respectively (2011 — $1.8 million and $2.3 million, respectively). Production and DMR segment margins include marketing costs of $1.1 million and $1.7 million for the three and six months ended June 30, 2012, respectively (2011 — $0.7 million and $1.2 million, respectively). Distribution segment margins include marketing costs of $0.4 million and $1.2 million for the three and six months ended June 30, 2012, respectively (2011 — $1.4 million and $1.6 million, respectively).

IMAX CORPORATION

OTHER INFORMATION

(in thousands of U.S. dollars)

Non-GAAP Financial Measures:

In this release, the Company presents adjusted EBITDA, adjusted net income and adjusted net income per diluted share as supplemental measures of performance of the Company, which are not recognized under United States generally accepted accounting principles (“GAAP”). The Company presents adjusted EBITDA, adjusted net income and adjusted net income per diluted share because it believes that they are important supplemental measures of its comparable controllable operating performance and it wants to ensure that its investors fully understand the impact of its variable share-based compensation, provision for arbitration award and deferred taxes on its net income. Management uses these measures to review operating performance on a comparable basis from period to period. However, these non-GAAP measures may not be comparable to similarly titled amounts reported by other companies. Adjusted EBITDA, adjusted net income and adjusted net income per diluted share should be considered in addition to, and not as a substitute for, net income and other measures of financial performance reported in accordance with GAAP.

Adjusted EBITDA is calculated on a basis consistent with the Company’s Credit Facility, which refers to Adjusted EBITDA as EBITDA. The Credit Facility provides that the Company will be required to maintain a ratio of funded debt (as defined in the Credit Agreement) to EBITDA (as defined in the Credit Agreement) of not more than 2:1. The Company will also be required to maintain a Fixed Charge Coverage Ratio (as defined in the Credit Agreement) of not less than 1.1:1.0. At all times under the terms of the Credit Facility, the Company is required to maintain minimum Excess Availability of not less than $5.0 million and minimum Cash and Excess Availability of not less than $15.0 million. The ratio of funded debt to EBITDA was 0.63:1 as at June 30, 2012, where Funded Debt (as defined in the Credit Agreement) is the sum of all obligations evidenced by notes, bonds, debentures or similar instruments and was $55.0 million. EBITDA is calculated as follows:

	For the 3 months ended June 30, 2012	For the 12 months ended June 30, 2012(1)
(In thousands of U.S. Dollars)
Net income	$11,080	$28,389
Add (subtract):
Loss from equity accounted investments	245	1,622
Provision for income taxes	3,792	12,848
Interest expense, net of interest income	449	1,758
Depreciation and amortization, including film asset amortization	9,158	29,476
Write-downs net of recoveries including asset impairments and receivable provisions	438	2,502
Stock and other non-cash compensation	3,868	11,342

	$29,030	$87,937

(1)	Ratio of funded debt calculated using twelve months ended EBITDA.

IMAX CORPORATION

OTHER INFORMATION

(in thousands of U.S. dollars)

Adjusted Net Income and Adjusted Diluted Per Share Calculations — Quarter Ended June 30, 2012 vs. 2011:

The Company reported net income of $11.1 million or $0.17 per basic share and $0.16 per diluted share for the second quarter of 2012, as compared to a net income of $1.8 million or $0.03 per basic and diluted share for the second quarter of 2011. Net income for the quarter includes a deferred tax provision of $3.0 million or $0.05 per diluted share (2011 — $1.4 million or $0.02 per diluted share). Net income for the second quarter of 2011 also includes a charge of $1.4 million or $0.02 per diluted share for variable share-based compensation. Adjusted net income, which consists of net income excluding the impact of variable share-based compensation and the deferred tax provision, was $14.1 million or $0.21 per diluted share in the second quarter of 2012 as compared to adjusted net income of $4.6 million or $0.07 per diluted share for the second quarter of 2011. A reconciliation of net income, the most directly comparable U.S. GAAP measure, to adjusted net income and adjusted net income per diluted share is presented in the table below:

	Three Months Ended June 30, 2012		Three Months Ended June 30, 2011
	Net Income	Diluted EPS	Net Income	Diluted EPS
Reported	$11,080	$0.16	$1,825	$0.03
Adjustments:
Variable stock compensation	(28)	—	1,357	0.02
Deferred tax provision	3,014	0.05	1,419	0.02

Adjusted	$14,066	$0.21	$4,601	$0.07

Weighted average diluted shares outstanding		68,374		68,699

Adjusted Net Income and Adjusted Diluted Per Share Calculations — Six Months Ended June 30, 2012 vs. 2011:

The Company reported net income of $13.7 million or $0.21 per basic share and $0.20 per diluted share for the six months ended June 30, 2012, as compared to net income of $0.8 million or $0.01 per basic and diluted share for the six months ended June 30, 2011. Net income for the six months ended June 30, 2012 includes a $0.8 million pre-tax charge or $0.01 per diluted share (2011 — $3.2 million or $0.05 per diluted share) for variable share-based compensation expense during the six months ended June 30, 2012 and a deferred tax provision of $3.7 million or $0.06 per diluted share (2011 — $1.1 million or $0.01 per diluted share). Net income for the six months ended June 30, 2011 also includes a one-time $2.1 million pre-tax charge ($0.03 per diluted share) due to an arbitration award arising from an arbitration proceeding brought against the Company in connection with a discontinued subsidiary. Adjusted net income, which consists of net income excluding the impact of the variable share-based compensation expense, the charge for the arbitration award and the deferred tax provision was $18.1 million or $0.27 per diluted share in the six months ended June 30, 2012, as compared to adjusted net income of $7.1 million or $0.10 per diluted share for the six months ended June 30, 2011. A reconciliation of net income, the most directly comparable U.S. GAAP measure, to adjusted net income and adjusted net income per diluted share is presented in the table below:

	Six Months Ended June 30, 2012		Six Months Ended June 30, 2011
	Net Income	Diluted EPS	Net Income	Diluted EPS
Net income	$13,668	$0.20	$822	$0.01
Add:
Variable stock compensation	754	0.01	3,160	0.05
Deferred tax provision	3,665	0.06	1,104	0.01
Provision for arbitration award	—	—	2,055	0.03

Adjusted net income	$18,087	$0.27	$7,141	$0.10

Weighted average diluted shares outstanding		68,190		68,378